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                                                                     EXHIBIT 4.7
                                                                  Execution Copy

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                          THIRD SUPPLEMENTAL INDENTURE

                                     BETWEEN

                            THE RETAIL PROPERTY TRUST

                                       AND

                        THE CHASE MANHATTAN BANK, Trustee




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                         Dated as of September 23, 1998

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                 THIRD SUPPLEMENTAL INDENTURE TO INDENTURE DATED
                AS OF MARCH 15, 1992, AS PREVIOUSLY SUPPLEMENTED,
                 BETWEEN CORPORATE PROPERTY INVESTORS, INC. AND
                       THE CHASE MANHATTAN BANK AS TRUSTEE



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            THIRD SUPPLEMENTAL INDENTURE, dated as of September 23, 1998, between THE RETAIL PROPERTY TRUST, a Massachusetts business trust ("RPT" or the "Successor" and hereinafter the "Issuer"), and THE CHASE MANHATTAN BANK (formerly known as CHEMICAL BANK and as successor to MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as trustee), as trustee (the "Trustee").

                      RECITALS OF THE REAL PROPERTY TRUST:

            WHEREAS Corporate Property Investors, Inc., a Delaware corporation (as successor to CPI Intermediate Corp., a Massachusetts corporation, as successor to Corporate Property Investors, a Massachusetts business trust), and the Trustee are parties to that certain Indenture dated as of March 15, 1992, as supplemented by a Supplemental Indenture, dated as of March 12, 1998, between CPI Intermediate Corp. and the Trustee, and a Second Supplemental Indenture, dated as of March 12, 1998, between Corporate Property Investors, Inc. and the Trustee (the "Indenture");

            WHEREAS pursuant to a Contribution Agreement, dated as of September 23, 1998, and the Bill of Sale, Deed Assignment and Assumption Agreement executed as of the same date in connection therewith, CPI has conveyed substantially all of its assets to RPT, with RPT continuing as the successor entity under the Indenture;

            WHEREAS Section 7.01 of the Indenture requires the Successor to expressly assume the obligations of CPI under the Indenture in a supplemental indenture satisfactory to the Trustee;

            WHEREAS pursuant to and in compliance with Section 7.02 of the Indenture, the Successor shall succeed to and be substituted for CPI under the Indenture as "Issuer," with the same effect as if it had been named therein;

            WHEREAS the entry into this Third Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

            WHEREAS all things necessary to make this Third Supplemental Indenture a valid indenture and agreement according to its terms have been done.

            NOW, THEREFORE, for and in consideration of the premises, the Successor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

                                   ARTICLE I.

            Section 1.1. Assumption of Obligations by Successor. Pursuant to Sections 7.01 and 7.02 of the Indenture, the
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Successor does hereby (i) expressly assume the due and punctual payment of the principal of, the Make-Whole Amount, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture and the Notes to be performed or observed by CPI; (ii) agree to succeed to and be substituted for CPI under the Indenture and the Notes with the same effect as if it had been named therein; and (iii) represent that neither CPI nor it is in default in the performance of any such covenant and condition.

                                   ARTICLE II.

                                  Miscellaneous

            Section 2.1. Further Assurances. The Successor will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Third Supplemental Indenture.

            Section 2.2. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all the provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

            Section 2.3. Terms Defined. All terms defined in the Indenture shall have the same meanings when used herein.

            Section 2.4. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

            Section 2.5. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts shall together be deemed to constitute but one and the same instrument.

            Section 2.6. Agency Appointments. The Successor hereby confirms and agrees to all agency appointments made by CPI under or with respect to the Indenture or the Notes and hereby expressly assumes the due and punctual performance and observance of all the covenants and conditions to have been performed or observed by CPI contained in any agency agreement entered into by CPI under or with respect to the Indenture or the Notes.

            Section 2.7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor.

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            IN WITNESS WHEREOF, this Third Supplemental Indenture has been duly executed by the Successor and the Trustee as of the day and year first written above.

                                    THE RETAIL PROPERTY TRUST(1)

                                    By /s/ Stephen E. Sterrett
                                      -----------------------------------------
                                      Name:  Stephen E. Sterrett
                                      Title: Treasurer

Attest:

  By /s/ James M. Barkley
    -------------------------
    Name:  James M. Barkley
    Title: Secretary

                                    THE CHASE MANHATTAN BANK, as Trustee

                                    By /s/ F. J. Grippo
                                      -----------------------------------------
                                      Name:  F. J. Grippo
                                      Title: Vice President

Attest:

  By /s/ William G. Keenan
    -------------------------
    Name:  William G. Keenan
    Title: Trust Officer


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(1)   The Retail Property Trust ("RPT") is the designation of the Trustees of a voluntary association organized under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated June 26, 1986, which, together with all amendments thereto, is on file with the Secretary of State of the Commonwealth of Massachusetts. Neither the shareholders nor the Trustees, officers, employees or agents of RPT shall be liable hereunder and all persons dealing with RPT shall look solely to the assets and/or trust estate of RPT for the payment of any claims against RPT hereunder or for the performance hereof by RPT.

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